SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of 15(d) of the
Securities Exchange Act of 1934

May 28, 2009
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Date of Report (date of earliest event reported)

American TonerServ Corp.
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Exact name of Registrant as Specified in its Charter

Delaware	333-120688	33-0686105
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State or Other Jurisdiction	Commission File	IRS Employer Identification
of Incorporation	Number	Number

420 Aviation Boulevard, Suite 103, Santa Rosa, California 95403
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Address of Principal Executive Offices, Including Zip Code

(800) 736-3515
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Registrant's Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On May 28, 2009, American TonerServ Corp. (the "Company") entered into a new Revolving Line of Credit with Wells Fargo Bank which provides for maximum borrowing of $835,000 at an initial interest rate of 11.25% per annum. The Revolving Line of Credit replaces an existing facility for $835,000 from Wells Fargo Bank for the same amount for standby letters of credit that was to expire on June 30, 2009. The Revolving Line of Credit will be available through January 15, 2010. The interest rate on borrowings under the Revolving Line of Credit is the prime rate plus 8.0%, with a minimum interest rate of 11.25%. Four of the Company's Directors are assisting the Company by serving as co-borrowers on the Revolving Line of Credit. In compensation for their assistance by serving as co-borrowers, these Directors received warrants to purchase shares of the Company's common stock at $0.15 per share for a period of five years as set forth below:

Number of Shares
Name of Director	Under Warrants

William Robotham	2,000,000
Chuck Mache	666,667
Thomas Hakel	666,666
Daniel J. Brinker	666,666

     On May 29, 2009, the Company entered into an Agreement to Advance Credit and Loan (the "Agreement") among MTS Partners, Inc. ("MTS), iPrint Technologies, LLC, a wholly-owned subsidiary of the Company ("iPrint"), and the Company. MTS is owned by Chad Solter, a Director of the Company. Under the Agreement, MTS Partners, Inc. has provided a $200,000 loan and standby letters of credit to certain of iPrint's vendors in the aggregate of $365,000. The loan was made under a secured promissory note that is due on August 15, 2009. The total amount of interest on the note due at maturity is $15,000. The note is secured by all of iPrint's assets. As compensation for providing the standby letters of credit under the Agreement, MTS received warrants to purchase 1,000,000 shares of the Company's common stock at $0.15 per share for a period of five years.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN TONERSERV CORP.

Dated: June 3, 2009	By: /s/ Chuck Mache Chuck Mache, President